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                                 BINGO.COM, INC.
                       BINGO.COM (CANADA) ENTERPRISES INC.
                        Suite C200 - 4223 Glencoe Avenue
                        Marina del Ray, California 90292


                                                                  April 16, 2001

To: SHANE MURPHY
    201 - 1688 Cypress  Street
    Vancouver, British Columbia
    V6J 5J1

Re: Employment Agreement

In consideration of the BVI/RRV Transaction and the covenants and agreements made by BVI/RRV, Bingo.com Canada and Bingo.com under subsections 2(d), 2(e), 2(f) and 2(g) of this Agreement, you have agreed to enter into this Agreement to specify the terms and conditions of your employment with Bingo.com and Bingo.com Canada going forward. This Agreement will commence on the closing date of the BVI/RRV Transaction (the "Commencement Date") and will replace and supersede the written employment agreement dated June 17, 1999 between you and Bingo.com and Bingo.com Canada. Your employment will continue until terminated in accordance with the provisions of this Agreement.

1. Definitions

In this Agreement:

     (a) "Agreement" means this letter agreement and schedules attached to this letter agreement, as amended or supplemented from time to time.

     (b) "BVI/RRV" means Redruth Ventures Inc., a British Virgin Islands corporation and Bingo, Inc. an Anguillia corporation.

     (c) "BVI/RRV Transaction" means the loan by way of convertible debenture transaction between BVI/RRV and Bingo.com.

     (d) "Bingo.com" means Bingo.com, Inc., a company incorporated under the laws of Florida.

     (e) "Bingo.com Canada" means Bingo.com (Canada) Enterprises Inc., a company incorporated under the laws of British Columbia.

     (f)  "Board" means the board of directors.

     (g) "Business of the Group" means (i) the business of being an online provider of bingo-based games and entertainment and a producer of entertainment products and services; and (ii) any other material business carried on from time to time by any member of the Group.

     (h) "Cause" includes, without limiting the usual meaning of just cause under the common law or the laws of British Columbia or the United States of America:

          (i) your conviction of a crime (indictable level or penalized by incarceration or a lesser crime involving moral turpitude); or

          (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against any member of the Group.

     (i) "Competitive Business" means any business or enterprise that competes with the Business of the Group.

     (j) "Confidential Information" means all confidential or proprietary facts, data, techniques and other information relating to the Business of the Group which may before or after the date of this Agreement be disclosed to you by any member of the Group or which may otherwise come within your knowledge or which may be developed by you in the course of your employment or from any other Confidential Information.

     (k) "Group" means Bingo.com, Bingo.com Canada and their affiliates and subsidiaries.

     (l) "Intellectual Property Rights" means all rights in respect of intellectual property including, without limitation, all patent, industrial design, integrated circuit topography, know-how, trade secret, privacy and trade-mark rights and copyright, to the extent those rights may subsist anywhere in the universe.

     (m) "Person" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency or entity however designated or constituted.

     (n) "Works" means copyrightable works of authorship including, without limitation, any technical descriptions for products, user guides, illustrations, advertising materials, computer programs (including the contents of read only memories) and any contribution to such materials.

2.   Employment

The terms of your employment will be as follows:

     (a) Position and Responsibilities: You will serve in the offices of President and Chief Executive Officer of the Group's parent company, Bingo.com, reporting to the Board of Bingo.com. You will perform or fulfil such duties and responsibilities as the Board of Bingo.com may reasonably prescribe from time to time or as are incidental to the position of President and Chief Executive Officer of a parent company, subject to the laws of Florida and the memorandum, articles and by-laws of Bingo.com. You will provide the Board of Bingo.com with such information regarding the affairs of the Group as the Board of Bingo.com may require, and at all times you will conform to the reasonable instructions and directions of the Board of Bingo.com.

          You will also serve in the offices of President and Chief Executive Officer of Bingo.com Canada reporting to the Board of Bingo.com Canada. You will perform or fulfil such duties and responsibilities as the Board of Bingo.com Canada may reasonably prescribe from time to time or as are incidental to the position of President and Chief Executive Officer, subject to the Company Act (British Columbia) and the memorandum and articles of Bingo.com Canada. At all times you will conform to the reasonable instructions and directions of the Board of Bingo.com Canada.

     (b) Director: You will serve as a director of both Bingo.com Canada and Bingo.com if so elected or appointed and subject to the memorandum, articles and by-laws of Bingo.com Canada and Bingo.com and the laws of British Columbia and Florida.

     (c) Scope of Duties: During your employment, you will devote the whole of your time, attention and abilities during normal business hours to the duties hereby granted and accepted and you will give the Group the full benefit of your knowledge, expertise, technical skill and ingenuity.

     (d) Salary: Subject to subsection 2(g) and the following, during the first year of your employment, you will receive a salary in the amount of US$175,000; during your second year of your employment, you will receive a salary in the amount of US$200,000; and during the third year of your employment, you will receive a salary in the amount of US$225,000 (in each case, the "Salary"). Thereafter, your Salary will be reviewed annually on or before the anniversary of the Commencement Date and may be adjusted by the Group (although in no case will it be less than US$225,000). Notwithstanding the foregoing, until such time as the Group is in a positive cash flow position, you will receive a salary in the amount of Cdn$10,000 per month (the "Temporary Salary"). For so long as is necessary to repay the Loan, each month the difference between your Salary and your Temporary Salary will be applied by the Group to repayment of the Loan under subsection 2(g). Thereafter, each month the Group will use any and all positive cash flow to top up your Temporary Salary until it reaches the level of your Salary. Immediately upon the first month that the Group is able to pay your full Salary under this provision, the provision regarding your Temporary Salary will cease to be in effect and from that date forward the Group will pay you your full Salary, provided that the positive cash flow comes from regular operations and not an unusual event as generally understood under Canadian GAAP. All salary will be payable in accordance with the Group's standard salary payment schedule.

     (e) Stock Options: As of the date of this Agreement, you have outstanding stock options to purchase 1,100,000 common shares in the capital of Bingo.com (the "Options"). The Options will remain in force and effect and are summarized as follows:

          (i) Options to purchase 600,000 of the common shares are subject to the terms and conditions of Bingo.com's 1999 Non-Qualified Stock Option Plan. The exercise price of those Options was re-priced on June 29, 2000 to $0.75 per common share. The Options may not be exercised until the 1999 Non-Qualified Stock Option Plan has been approved by the shareholders of Bingo.com; and

          (ii) Options to purchase the remaining 500,000 of the common shares are subject to the terms and conditions of Bingo.com's 1999 Non-Qualified Stock Option Plan. The exercise price of those Options is $0.44 per common share. The Options may not be exercised until the 1999 Non-Qualified Stock Option Plan has been approved by the shareholders of Bingo.com.

          In consideration of you entering into this Agreement, BVI/RRV hereby covenants and agrees that it will vote its shares of Bingo.com to approve the 1999 Non-Qualified Stock Option Plan and the 2000 Stock Option Plan. The Options will vest immediately upon the later of the following: (i) the date that Bingo.com receives the necessary shareholder approval under paragraph (i) or (ii) above, as applicable; and (ii) the first anniversary of the Commencement Date. In addition, in the event your Options have not fully vested pursuant to this subsection and your employment is terminated pursuant to subsection 5(c) or 5(d), any unvested Options will immediately vest upon the date that written notice of termination is given. Notwithstanding anything contained in the 1999 Non-Qualified Stock Option Plan, the 2000 Stock Option Plan or any stock option agreement, in the event your employment with the Group is terminated for any reason whatsoever, you will have one year following your last day of employment to exercise any vested Options. All other terms of the Options remain the same.

          The parties hereby acknowledge that under a Second Amended and Restated Option Agreement dated December 13, 2000 (the "Option Agreement"), the Options to purchase 600,000 common shares referenced in paragraph (e)(i) above are subject to an anti-dilution provision, which will be triggered by an event. The parties hereby agree that notwithstanding any future share issuances by Bingo.com, the issuance of shares in connection with the BVI/RRV Transaction is the event that will trigger the anti-dilution provision. The parties also agree that notwithstanding anything contained in the Option Agreement, the anti-dilution provision will not terminate upon the closing of the BVI/RRV Transaction or the issuance of shares in connection with the BVI/RRV Transaction and the Board of Bingo.com will approve an amendment to the Option Agreement to so provide.

     (f) Common Shares: In consideration of you entering into this Agreement, on the Commencement Date (being the closing date of the BVI/RRV Transaction), Bingo.com will issue 750,000 common shares in the capital of Bingo.com (the "Shares") to you. Subject to any securities laws, regulations, rulings, policies, notices or orders of any securities regulatory authority having application, the Shares will be validly issued and outstanding fully paid and non-assessable common shares of the Company registered in the name of and beneficially owned by you, free and clear of all voting restrictions, resale restrictions, trade restrictions, liens, charges or encumbrances of any kind whatsoever. The Shares will be held in escrow for a period of one year following the Commencement Date. The Shares will be released to you upon the earlier of: (i) the last day of the escrow period; and
          (ii) the date that your employment is terminated pursuant to subsection 5(b), 5(c) or 5(d) of this Agreement. If, prior to the end of the escrow period, your employment is terminated pursuant to subsection 5(a) of this Agreement, then you will surrender and gift back the Shares to Bingo.com. You agree that when requested by Bingo.com, you will execute and deliver any documents and perform any acts reasonably required in order to carry out the intent of this subsection.

     (g) Loan: You acknowledge and agree that the Group made a salary advance to you, without interest (the "Loan"). You agree to repay the Loan in accordance with the payment schedule set out under subsection 2(d) of this Agreement. If this Agreement is terminated for any reason whatsoever prior to repayment of the Loan, then the Group agrees that:

          (i) it will not deduct the Loan or any interest thereon, if any, from any salary or other amount due and owing to you under this Agreement including, without limitation, the Severance Amount; and

          (ii) it will forgive the balance of the Loan and any interest thereon, if any.

     (h) Vacation Entitlement: You will receive paid vacation equal to four weeks per annum, pro-rated for any partial year of employment. Your vacation must be taken in accordance with the Group's vacation policy in effect from time to time.

     (i) Medical Insurance and Other Benefits: You will have the same rights as all other executive employees to participate in any medical insurance, health insurance, life and accident insurance programs as are now or may hereafter be established by the Group for the benefit of its executive employees.

          You will have the benefits provided, from time to time, in accordance with the practise of the Group.

     (j) Travel Expenses: The Group will reimburse you for all reasonable travelling and other out-of-pocket expenses actually and properly incurred by you in connection with your duties under this Agreement, provided that you first furnish statements and vouchers for all such expenses to the Group in a timely fashion.

     (k) Location: You will work out of Bingo.com Canada's office in Vancouver, British Columbia.

     (l) Indemnification and Liability Insurance: The Group agrees, subject to obtaining any necessary court approval, to indemnify you, your heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by you, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which you are made a party because of being or having been a director or officer of Bingo.com Canada or Bingo.com, including an action brought by Bingo.com Canada or Bingo.com, if:

          (i) you acted honestly and in good faith with a view to the best interests of the Bingo.com Canada or Bingo.com, as applicable; and

          (ii) in the case of a criminal or administrative action or proceeding, you had reasonably grounds for believing your conduct was lawful.

3.   Assignment of Interest in Inventions

As consideration for your employment, you covenant and agree as follows:

     (a) Disclosure: You will make prompt and full disclosure to the Group of any discovery, invention, development, production, process or improvement relating to the Business of the Group, conceived, made, improved upon or participated in by you, solely or jointly, in the course of or relating to your employment with Bingo.com Canada or Bingo.com (the "Inventions").

     (b) Assignment: You agree that the Group will hold all Intellectual Property Rights in respect of the Inventions for the exclusive benefit of the Group and you agree not to claim or apply for registration or challenge the Group's registration of any such Intellectual Property Rights. Your acceptance of the terms of this Agreement constitutes your absolute, unconditional and irrevocable assignment, transfer and conveyance of all past, present and future right, title, benefit and interest in and to all Intellectual Property Rights in respect of the Inventions. You hereby waive in favour of the Group all claims of any nature whatsoever that you now or hereafter may have for infringement of any Intellectual Property Rights for the Inventions so assigned to the Group. To the extent that copyright may subsist in the Inventions, you hereby waive all past, present and future moral rights you may have.

     (c) Intellectual Property Protection: By your acceptance you irrevocably agree the Inventions and all related Intellectual Property Rights will be the absolute and exclusive property of the Group. The Group may apply for patent, copyright or other intellectual property protection in their names or, where such procedure is proper, in your name, anywhere in the world. You will, at the Group's request, execute all documents and do all such acts and things considered necessary by the Group to obtain, confirm or enforce any Intellectual Property Rights in respect of the Inventions. If the Group requires but is unable to secure your signature for any such purpose in a timely manner, you hereby irrevocably nominate, constitute and appoint Bingo.com and any duly authorized officer or agent of Bingo.com (the "Attorney") as your true and lawful attorney, to act for you and in your behalf and stead to execute and deliver any such documents and instruments and to do all other lawfully permitted acts, matters and things to carry out the intent of this provision, with the same legal force and effect as if executed or done by you, and for the aforesaid purpose you hereby grant and give to such Attorney full and absolute power and authority to do any and all acts, matters and things in respect of the aforesaid purpose.

     (d) Copyrights in Works: Any Works created by you in the course of your duties as an employee with Bingo.com Canada or Bingo.com are subject to Section 13(3) of the Copyright Act (Canada) and to the "work for hire" provisions of sections 101 and 201 of the United States Copyright Law, Title 17 of the United States Code. All right, title and interest to copyrights in all Works that have been or will be prepared by you within the scope of your employment will be the property of the Group. You acknowledge and agree that, to the extent the provisions of the Copyright Act (Canada) or the copyright laws of the United States do not vest in the Group the copyrights to any Works, you hereby irrevocably assign to the Group all right, title and interest to copyrights which you may have in any Works. You will disclose to the Group all Works, will execute and deliver all applications, registrations and documents relating to the copyrights in the Works and will provide assistance to secure the Group's title to the copyrights in the Works. The Group will be responsible for all expenses incurred in connection with the registration of all copyrights. You hereby waive any moral rights which you may have under the Copyright Act (Canada) or similar legislation anywhere in the world or otherwise with respect to the Works.

4.   Obligations of Employment

You further covenant and agree as follows:

     (a) Performance and Duty: Throughout your employment you will well and faithfully serve the Group and use all reasonable endeavours to promote the interests of the Group. You will act honestly, in good faith and in the best interests of the Group. You will adhere to all applicable policies of the Group.

     (b) Business of the Group: You will not, during your employment with Bingo.com Canada and Bingo.com, engage in any business, enterprise or activity that is contrary to or detracts from the due performance of the Business of the Group.

     (c) Confidentiality: You will retain all Confidential Information developed, utilised or received by each member of the Group in the strictest confidence and will not disclose or permit the disclosure of Confidential Information in any manner other than in the course of your employment with and for the benefit of the Group or as required by law or a regulatory authority having jurisdiction. You will not use Confidential Information for your own personal benefit or permit it to be used for the benefit of any Person other than a member of the Group, either during your employment with Bingo.com Canada and Bingo.com or thereafter. You will take all reasonable precautions to prevent any Person from having unauthorized access to Confidential Information or use of it. In particular, you will not copy, modify or part with any Confidential Information, in whole or in part, unless it is required to carry out your duties under this Agreement. All copies of Confidential Information, and all documents and electronic or other records which now or hereafter may contain Confidential Information, are and will remain the exclusive and absolute property of the Group.

     (d) Exceptions: Any obligations specified in subsection 4(c) will not apply to the following:

          (i)   any information that is presently in the public domain;

          (ii) any information that subsequently becomes part of the public domain through no fault of yours;

          (iii) any information obtained by you from a third party with a valid right to disclose it, provided that said third party is not under a confidentiality obligation to the Group; or

          (iv) any information that was independently developed by you or was otherwise in your lawful possession prior to receipt from a member of the Group, other than through prior disclosure by a member of the Group, as evidenced by your business records.

     (e) Restrictions: You agree to comply with all of the restrictions set forth below at all times during your employment and for a period of one year after the termination of your employment and this Agreement:

          (i) you will not, either individually or in conjunction with any Person, as principal, agent, director, officer, employee, investor or in any other manner whatsoever, directly or indirectly, engage in or become financially interested in an internet-based Competitive Business. The foregoing will not prevent you from holding any class of publicly held shares of a company, partnership or other organization provided that you, alone or in conjunction with any other Person, will not directly or indirectly hold more than 5% percent of the shares of any such class;

         (ii) you will not, either directly or indirectly, on your own behalf or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate to any Competitive Business, any Business or actively sought prospective Business of the Group or any customers with whom any member of the Group has current agreements relating to the Business of the Group, or with whom you have dealt, or with whom you have supervised negotiations or business relations, or about whom you have acquired Confidential Information in the course of your employment;

         (iii) you will not, either directly or indirectly, on your own behalf or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert, or hire away, any independent contractor or any person employed by the any member of the Group or persuade or attempt to persuade any such individual to terminate his or her contract or employment with any member of the Group; and

         (iv) you will not directly or indirectly impair or seek to impair the reputation of any member of the Group, nor any relationships that any member of the Group has with its employees, independent contractors, customers, suppliers, agents or other parties with which any member of the Group does business or has contractual relations.

     (f) No Personal Benefit: You will not receive or accept for your own benefit, either directly or indirectly, any commission, rebate, discount, gratuity or profit from any Person having or proposing to have one or more business transactions with any member of the Group, without the prior approval of the Board of such member of the Group.

     (g) Customer Contacts: During your employment you will communicate and channel to the Group all knowledge, business and customer contacts and any other information that could concern or be in any way beneficial to the Business of the Group. Any such information communicated as aforesaid will be and remain the property of the Group notwithstanding the subsequent termination of your employment.

     (h) Return of Property: Upon termination of your employment, you will promptly return to the Group all Group property including all written information, tapes, discs or memory devices and copies thereof, and any other material on any medium in your possession or control pertaining to the Business of the Group, without retaining any copies or records of any Confidential Information whatsoever. You will also return any keys, pass cards, identification cards or other property belonging to a member of the Group.

5.   Termination

     (a) Resignation: If for any reason you should wish to leave the Group, you will provide the Boards of Bingo.com Canada and Bingo.com with two months' prior written notice of your intention.

     (b) With Cause: The Group may terminate your employment at any time for Cause, immediately after delivery to you by the Board of Bingo.com of a notice of termination of your employment for Cause, in which case you will not be entitled to receive any further amounts (except for amounts, if any, accrued under this Agreement up to the date of termination of your employment and unpaid at the date of such termination), severance pay, notice, payment in lieu of notice or damages of any kind and you will have thereupon released all claims and entitlements thereto, without limitation.

     (c) Without Cause: The Group may terminate your employment without Cause at any time, by having the Board of Bingo.com provide you with 30 days' prior written notice. In the event your employment is terminated pursuant to this subsection 5(c), the Group will pay to you immediately upon such termination a lump sum amount equal to 12 months' Salary, based on your Salary in effect immediately prior to such termination (the "Severance Amount").

     (d) Constructive Dismissal: If there is a change (other than a change that is clearly consistent with a promotion) in your position, duties, title or level of responsibility within the Group without your consent or a reduction in your compensation, benefits or any other form of remuneration under this Agreement without your consent, you may terminate your employment immediately by providing written notice to the Boards of Bingo.com Canada and Bingo.com, within a reasonable amount of time of the change, specifying that you believe you have been constructively dismissed. If you terminate your employment pursuant to this subsection, then you will be entitled to the Severance Amount.

     (e) Limitation: You understand that if your employment is terminated pursuant to subsection 5(c) or 5(d), then you will be limited to the Severance Amount and that upon providing you with the Severance Amount the Group will have satisfied all of its contractual, common law and statutory obligations. You will not be entitled to receive any further severance pay, notice, payment in lieu of notice or damages of any kind and you will not be entitled to receive any further amounts (except for amounts, if any, accrued under this Agreement up to the date of termination of your employment and unpaid at the date of such termination) and you will have thereupon released all claims and entitlements thereto including, without limitation, any claims and entitlements under the Employment Standards Act (British Columbia). The Severance Amount will be subject to all source deductions and other deductions required to be deducted and remitted under applicable provincial or federal laws of Canada or Group policy.

6.   Agreement Voluntary and Equitable

The parties agree that you each have carefully considered and understand the terms of employment contained in this Agreement, that the terms are mutually fair and equitable, and that you each have executed this Agreement voluntarily and of your own free will.

7.   Irreparable Harm

You acknowledge and agree that any breach of section 3, subsection 4(c) or subsection 4(e) of this Agreement by you will cause irreparable harm to the Group and in addition to all of the remedies available to the Group by law, the Group will be entitled to equitable relief including without limitation, injunctive relief to ensure your compliance with section 3 and subsections 4(c) and 4(e) of this Agreement.

8.   Assignment and Enurement

You may not assign this Agreement, any part of this Agreement or any of your rights under this Agreement without the prior written consent of Bingo.com Canada and Bingo.com. This Agreement enures to the benefit of and is binding upon the parties and their respective heirs, executors, administrators, successors and permitted assigns.

9.   Severability

If any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, then that provision or portion will be severed from this Agreement. The rest of this Agreement will remain in full force and effect.

10.  Entire Agreement

This Agreement contains the whole agreement between the parties with respect to your employment with Bingo.com Canada and Bingo.com, and there are no representations, warranties, collateral terms or conditions, express or implied, other than as set forth in this Agreement. This Agreement supersedes any written or oral agreement or understanding between the parties. No change or modification of this Agreement will be valid unless it is in writing and initialled by all parties.

11.  Notice

Any notice required or permitted to be given hereunder must be in writing and will be sufficiently given or made if delivered or sent by registered mail to the address of the parties set out on page 1 hereof. Any notice so given will be deemed to have been given and to have been received on the day of delivery if it is a business day and otherwise on the next succeeding business day or, if mailed, on the third business day following the mailing thereof (excluding each day during which there exists any interruption of postal services due to strike, lockout or other cause). Addresses for notice may be changed by giving notice in accordance with this section.

12.  Non-waiver

No failure or delay by you or by Bingo.com Canada or Bingo.com in exercising any power or right under this Agreement will operate as a waiver of such power or right. Any consent or waiver by you or by Bingo.com Canada or Bingo.com to any breach or default under this Agreement will be effective only in the specific instance and for the specific purpose for which it was given.

13.  Survival of Terms

The provisions of sections 1, 3, 5 and 7 and of subsections 4(c), 4(e), 4(g) and 4(h) of this Agreement will survive the termination of your employment and this Agreement.

14.  Further Assistance

The parties will execute and deliver any documents and perform any acts necessary to carry out the intent of this Agreement.

15.  Time

Time is of the essence of this Agreement.

16.  Governing Laws

This Agreement will be construed in accordance with and governed by the laws of British Columbia and the laws of Canada applicable in British Columbia.

17.  Counterparts

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original and all of which will constitute one Agreement.

BINGO.COM (CANADA) ENTERPRISES INC.         BINGO.COM, INC.

By: /s/ Shane Murphy                        By: /s/ David Chalk
   ---------------------------------           --------------------------------
   Name:  Shane Murphy, President

                                            Name: David Chalk, Director
                                                 ------------------------------
                                            By: /s/ Stephen C. Camps
                                                -------------------------------

                                            Name: Stephen C. Camps, Director
                                                 -----------------------------



BINGO, INC.                                 REDRUTH VENTURES INC.

By:/s/ Donald Curtis                        By: /s/ Mitch White
   ---------------------------------           --------------------------------

Name/Title:Donald Curtie, Director          Name/Title: Mitch White, Officer
           -------------------------                   ------------------------

I acknowledge and accept the terms and conditions of my employment with Bingo.com Canada and Bingo.com as set out above.

DATED this 16th day of April 2001.

                                            /s/ Shane Murphy

                                            -------------------------------
                                            SHANE MURPHY